Exhibit 19

Capital One Financial Corporation
Securities Law Policy

Policy Overview
The purposes of this Policy are to support compliance with the federal and state securities laws governing trading in Securities and educate Associates, Insiders and Control Group members as to their obligations and responsibilities with respect to trading in Securities of Capital One, Capital One Business Partners and other companies. Civil and criminal penalties for failure to comply with securities laws regarding insider trading can be severe for Associates as well as Capital One. Furthermore, public confidence, regulatory relationships, vendor and customer relations and other business advantages can be damaged or lost by failure to comply with federal and state securities laws or Company policies regarding insider trading.
This Policy and all additional standards and procedures that support it supersede all prior securities law policies and supporting documents.

Roles and Responsibilities
Governance & Securities
Governance & Securities serves as the primary point of contact to provide clarification or guidance under this Policy to Associates, Insiders and Control Group members. Governance & Securities has various responsibilities set forth in this Policy, including distributing Lock-Out Period notices, managing the [email address] mailbox, acknowledging Trading Plans on behalf of Capital One, administering pre-clearances and other matters related to trading by Control Group members and supporting applicable filings under Section 16 and Rule 144.
General Counsel
The General Counsel is the Approval Authority for this Policy and may grant exceptions to certain restrictions in this Policy as provided in this Policy. The General Counsel or Governance & Securities is responsible for the completion of the review of insider trading rules by the Control Group as described in Section 10 below.
Control Group
Each member of the Control Group must comply with the applicable restrictions and requirements set forth in this Policy, including restrictions regarding trading in Securities of Capital One, Capital One Business Partners, and other companies, and provide an acknowledgement of the review of insider trading rules described in Section 10 below. Control Group members are responsible for the compliance of their Immediate Family Members with this Policy. Control Group members must communicate any instances of non-compliance by themselves or their Immediate Family Members to Governance & Securities or the General Counsel.
Insiders
Insiders must comply with the applicable restrictions and requirements set forth in this Policy, including restrictions regarding trading in Securities of Capital One, Capital One Business Partners, and other companies and the Downstreaming requirements for Insiders at the Senior Vice President or Executive Vice President level. Insiders are responsible for the compliance of their Immediate Family Members with this Policy. Insiders must communicate any instances of non-compliance by themselves or their Immediate Family Members to Governance & Securities or the General Counsel.
Associates
Associates must comply with the applicable restrictions and requirements set forth in this Policy, including restrictions regarding trading in Securities of Capital One, Capital One Business Partners, and other companies. Associates are responsible for the compliance of their Immediate Family Members with this Policy. Associates must communicate any instances of non-compliance by themselves or their Immediate Family Members to Governance & Securities or the General Counsel.

Policy Statement
1. INTRODUCTION
Federal and state securities laws that prohibit “insider trading” are applicable to both Capital One and its Associates. The rules and regulations regarding transactions in Securities on the basis of material nonpublic information generally derive from the Exchange Act, related laws and a history of civil and criminal enforcement proceedings.
This Policy is designed to summarize and encompass the restrictions placed on Associates, Insiders and Control Group members who may be aware of or have access to material nonpublic information about Capital One, Capital One Business Partners, or other companies. It is designed to protect Capital One from failure by its Associates, Insiders or Control Group members to comply with federal and state securities laws regarding insider trading.
Adoption of this Policy will help achieve Capital One’s objectives to comply with laws and regulations and to safeguard assets. This Policy is necessary to communicate to all Associates, Insiders and Control Group members as well as to the public that Capital One’s Associates, Insiders and Control Group members place their duties to Capital One and its stockholders above individual gain. Reducing misconduct on both a corporate and individual basis will correspondingly reduce, among other things, the risk of litigation, regulatory censure and prosecution, misappropriation of corporate opportunities and negative publicity resulting from publicized insider trading violations.

2. GENERAL REQUIREMENTS
2.1 Prohibitions Against Insider Trading
You must not take any of the following actions, and must not assist anyone in taking the following actions:
•Capital One Securities. You must not buy, sell, recommend, make gifts of or otherwise trade in or make investment decisions regarding Securities of Capital One, either personally or on behalf of someone else, while aware of or having access to material nonpublic information concerning Capital One.
This restriction includes, for example, the prohibition to make changes in the level of your contributions in the Associate Stock Purchase Plan, the Capital One Stock Fund of the Associate Savings Plan, the Dividend Reinvestment Plan or any other Capital One equity-based plan and any Discretionary Transactions in these accounts. Certain limited exceptions are described in Section 3 below.
•Securities of Capital One Business Partners and Other Companies. The prohibition on insider trading in this Policy is not limited to trading in the Securities of Capital One. You must not buy, sell, recommend, make gifts of or otherwise trade in or make investment decisions regarding Securities of Capital One Business Partners, either personally or on behalf of someone else, while aware of or having access to material nonpublic information concerning such Capital One Business Partner.
You must also not buy, sell, recommend, make gifts of or otherwise trade in or make investment decisions regarding Securities of any company, either personally or on behalf of someone else, while aware of or having access to material nonpublic information about such company that you obtain through your status as an Associate with Capital One. It is important to recognize that you may come into possession of material nonpublic information concerning other companies in the ordinary course of your employment responsibilities, such as dealings with major customers, suppliers or other parties to business transactions (e.g., acquisitions, investments or sales). Remember that information that is not material to Capital One or its affiliates may nevertheless be material to one of those other companies, and it is not permissible under this Policy for you to make personal use of material nonpublic information gained in the course of your employment.
•Responsibility for Compliance. The responsibility for determining whether an individual is aware of or has access to material nonpublic information rests with that individual, and any action on the part of Capital One, the General Counsel, Governance & Securities or any other Associate pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Insider Trading."
Associates, Insiders and Control Group members are responsible for the compliance of their Immediate Family Members with this Policy. Therefore, you should make your Immediate Family Members aware of the need to confer with you before they trade in the Securities of Capital One.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve Capital One’s reputation for adhering to the highest standards of conduct.

From time to time, you may receive notices of Lock-Out Periods from Governance & Securities. These notifications serve as an added precaution, and Control Group members, Insiders and Associates are required to comply with this Policy at all times regardless of whether they receive notice of a Lock-Out Period. You may contact Governance & Securities at [email address] or the General Counsel prior to any trade if you question whether or not you are aware of or have access to material nonpublic information.
Although this Policy does not apply to you after termination of your relationship with Capital One, you should remember that all federal and state securities laws and regulations apply to you at all times, even after your relationship with Capital One has ended, for any reason and regardless of whether such a termination is voluntary.

•No Disclosure of Material Non-Public Information. You must not reveal material nonpublic information regarding Capital One, a Capital One Business Partner or any other company whose information you obtain through your status as an Associate with Capital One to any other person, including Immediate Family Members, except in accordance with the applicable policies and procedures of Capital One. Refer to the Capital One Code of Conduct and Capital One's Disclosure Policy for additional information regarding the disclosure of confidential information.
2.2 Consequences of Insider Trading
If you are found guilty of insider trading, you could face consequences including the following:
•A civil penalty of up to three times the profit gained or loss avoided;
•A fine (no matter how small your profit) of up to $5 million; and/or
•A jail term of up to 20 years.
Violation of Capital One’s Securities Law Policy may also result in adverse action against you, including, but not limited to, the imposition of monetary fines, trading prohibitions and/or restrictions, restrictions on access to equity awards and your dismissal from Capital One, regardless of whether you have violated the law.
3. EXCEPTIONS
Federal Securities laws and this Policy permit the following limited exceptions to the prohibition against purchasing or selling Securities while aware of or having access to material nonpublic information:
•Cash Exercises (or stock swaps where already-owned shares of Stock are used by the Associate or Control Group member to pay the exercise price of options), as long as the Stock acquired in the exercise is not sold on the market or otherwise sold or transferred. Cashless Exercises are not permitted outside of a Trading Window because a portion of the Stock acquired upon exercise is sold in the market in order to pay the exercise price.
•Trades, including Cashless Exercises, made according to a Trading Plan.
•Automatic and ongoing purchases of Stock under Capital One’s Associate Savings Plan, Associate Stock Purchase Plan, Dividend Reinvestment Plan or any other Capital One equity-based plan that provides similar opportunity to elect automatic and ongoing purchases of Stock through payroll deductions or reinvestment of dividends, as long as your election to participate and your level of participation in any of these plans was made during a Trading Window. Discretionary Transactions in these plans outside of a Trading Window are not exempt.
4. MATERIAL NONPUBLIC INFORMATION
The definition of material nonpublic information will depend on the particular facts and circumstances of each situation. The responsibility for determining whether an individual is aware of or has access to material nonpublic information rests with that individual.
Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell Securities. In short, you should consider information material if it could reasonably be expected to effect the price of the Security, whether the effect is positive or negative. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight, as described below in more detail under the heading “Twenty-Twenty Hindsight.” While it is not possible to define all categories of material information, common examples of information that frequently may be regarded as material include:
•projections of future earnings or losses, or other financial guidance;
•changes to previously announced financial guidance, or the decision to suspend financial guidance;
•information of a financial nature, including sales data, a change in dividend policy, the declaration of a stock split, or an offering of additional Securities;
•a pending or proposed merger, acquisition, divestiture, tender offer or other significant transaction;
•a Company restructuring;
•information regarding significant financial or legal issues;
•information regarding significant pending or threatened litigation, or resolution of such litigation;
•information regarding a significant government investigation;
•winning or losing a large contract;
•significant related party transactions;
•the authorization of a repurchase program for Capital One Securities;
•significant changes in management or the board of directors;
•a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•the imposition of a ban on trading in Capital One Securities;
•significant regulatory announcements or changes; or
•any of the above regarding a Capital One Business Partner or any other company whose information you obtain through your status as an Associate with Capital One.
Either positive or negative information may be considered material. Information that is not material on an individual basis may be deemed material when compiled or taken together with other information.

Information is deemed “public” if it has been issued in a press release, filed with the SEC, or otherwise is disseminated through another method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. In addition, "public" information needs to be available for enough time for the investing market to digest and act upon such information. Under applicable securities laws, there may be other circumstances where information is deemed “public.” In general, you should assume that all information about Capital One (or any Capital One Business Partner) received from any source (whether in the course of your duties as an Associate or Control Group member of Capital One or otherwise) is “nonpublic” unless you are certain that the information has been publicly disclosed. Do not regard information as having been “publicly disclosed” unless you can specifically identify a public disclosure document. In addition, individuals who were aware of or had access to the material nonpublic information before it became public must wait until the beginning of the second business day following the public announcement before they are permitted to trade.
4.1 Twenty-Twenty Hindsight
If your Securities transaction becomes the subject of scrutiny, the SEC will view such transaction after-the-fact with the benefit of twenty-twenty hindsight. As a result, before engaging in any transaction, carefully consider how the SEC, bank regulators, the public and others might view your transaction in hindsight. In addition, you should remember that even the appearance of impropriety could impair investor confidence in Capital One and subject both you and Capital One to litigation and penalties.
Consequently, if you have a concern or question about whether the information you possess about Capital One or a Capital One Business Partner is material or nonpublic, contact Governance & Securities via e-mail at [email address] or the General Counsel before trading or disclosing such information to anyone.
4.2 “Tipping” or Sharing Information with Others
The Capital One Code of Conduct and Capital One's Disclosure Policy prohibit Associates, Insiders and Control Group members from sharing nonpublic information of any kind with others, whether proprietary, material or otherwise, regardless of whether such information could have an impact on the price of Capital One Securities. The same prohibition applies to the sharing of nonpublic information about Capital One Business Partners and other companies obtained through your status as an Associate with Capital One. The sharing of material nonpublic information with another person who later trades on such information is known as “tipping.” The civil and criminal penalties for insider trading may apply to you if you “tip” another person (the “tippee”) regardless of whether you derive any personal benefit from the tippee’s actions. The regulators may also impose penalties on the original tipper based on tips by subsequent tippees (i.e. secondhand tips).
As a result, and as discussed in more detail in the Disclosure Policy, all external corporate communications of nonpublic information must be made by or under the direction of Capital One’s designated spokespersons. Associates must direct media questions about Capital One to Corporate Communications, and must direct investor and financial analyst questions to Investor Relations. You must refer anyone seeking information about Capital One to the appropriate spokesperson or the General Counsel. No other response is permitted.

5. QUARTERLY LOCK-OUT PERIODS AND QUARTERLY CONTROL GROUP LOCK-OUT PERIODS
Quarterly Lock-Out Periods and Quarterly Control Group Lock-Out Periods are Lock-Out Periods that occur quarterly prior to the quarterly release of Capital One’s earnings. During these Lock-Out Periods, Control Group members, Insiders and their respective Immediate Family Members are prohibited from trading Capital One Securities in the market or making changes to their investment decisions regarding Capital One Securities. In addition, Associates who have received the Quarterly Lock-Out Period notice as a result of Downstreaming (described below in Section 5.1) and their Immediate Family Members are prohibited from trading Capital One Securities or making changes in their investment decisions regarding Capital One Securities.
Governance & Securities notifies Insiders and the Control Group immediately prior to the beginning of a Quarterly Lock-Out Period that they are subject to a Quarterly Lock-Out Period or a Quarterly Control Group Lock-Out Period, as applicable.
Governance & Securities also will notify Insiders and Control Group members of the expiration of the applicable Quarterly Lock-Out Period. The Quarterly Lock-Out Period and Quarterly Control Group Lock-Out Period are in effect until the date stated in the Lock-Out Period expiration notice. A Quarterly Lock-Out Period may be extended beyond the original date it was initially expected to expire. If this occurs, Governance & Securities will notify individuals of such extension and the new anticipated expiration date, if known.
The General Counsel may grant exceptions to the trading restrictions relating to Quarterly Control Group Lock-out Periods and Quarterly Lock-out Periods. The General Counsel must report, at least annually, any such exceptions to the Board of Directors.
5.1 Downstreaming of the Quarterly Lock-Out Period Notice
Governance & Securities notifies only Insiders and Control Group members of Quarterly Lock-Out Periods. There are many other Associates to whom the Quarterly Lock-Out Periods should and do apply. Due to Capital One’s size and complexity, Governance & Securities relies on Insiders to identify these additional Associates. Therefore, Insiders are responsible for Downstreaming the Quarterly Lock-Out Period notices to certain other Associates. Downstreaming is the process by which Insiders:
•Determine which Associates are aware of, are expected to be aware of, or have access to:
•Capital One’s consolidated financial information before its public release; or
•Other material nonpublic information; and
•Identify, or authorize a delegate to identify, and submit the list of any such Associates through an automated system specified by Governance & Securities in advance of the start of each Quarterly Lock-Out Period.

Once an Insider has submitted the list of Downstream Associates through the automated system in advance of the start of a Quarterly Lock-Out Period, the system will notify the Downstream Associates by email of the beginning of each Quarterly Lock-Out Period that the Downstream Associates and their Immediate Family Members are subject to the Quarterly Lock-Out Period.

Governance & Securities will notify each Downstream Associate of the expiration of the Quarterly Lock-Out Period.

Associates other than Insiders should not Downstream Quarterly Lock-Out Period notices. Event-Based Lock-Out Period notices described in Section 6 below should never be Downstreamed.
5.2 Limit Orders
Limit orders can result in an automatic trade on a later date when the specified price is reached, regardless of whether the person placing the order possesses material nonpublic information at that time. Such situations may create the appearance of impropriety and, if the transaction becomes subject to scrutiny, the SEC will view the transaction after-the-fact with the benefit of twenty-twenty hindsight. Therefore, Downstream Associates, Insiders, and Control Group members must restrict limit orders in Capital One Securities to short periods of time during a Trading Window and, in case not already executed, must cancel such limit orders before the start of a Quarterly Lock-Out Period or Quarterly Control Group Lock-Out Period, as applicable. If an Associate or Control Group member inadvertently leaves a limit order in place after a Quarterly Lock-out Period or Quarterly Control Group Lock-Out Period, as applicable, has begun, the Associate or Control Group member should contact Governance & Securities immediately. Limit orders should not be cancelled after receipt of a notice instituting an Event-Based Lock-Out Period.
6. EVENT-BASED LOCK-OUT PERIODS
Event-Based Lock-Out Periods are Lock-Out Periods that occur as a result of a specific event or development where Associates, Insiders and Control Group members are aware of or have access to information regarding such event or development. During an Event-Based Lock-Out Period, Associates, Insiders and Control Group members receiving the applicable Lock-Out Period notice are prohibited from trading in or making investment decisions regarding the Securities of Capital One, the Securities of a Capital One Business Partner, or the Securities of another company, as specified in the Lock-Out Period notice.
The General Counsel or Governance & Securities notifies applicable Control Group members, Insiders and other Associates when they become subject to an Event-Based Lock-Out Period and when such Event-Based Lock-Out Period expires. Lock-Out Period notices applicable to an Event-Based Lock-Out Period should never be Downstreamed. The General Counsel or Governance & Securities notifies applicable Control Group members, Insiders and other Associates of the expiration of an Event-Based Lock Out Period.
In addition, Associates, Insiders and Control Group members are required to abide by Capital One’s policies and procedures regarding the protection of confidential information, regardless whether there is an applicable Lock-out Period.
The General Counsel may grant exceptions to trading restrictions during Event-Based Lock-out Periods. The General Counsel must report, at least annually, any such exceptions to the Board of Directors.

6.1 Triggers for an Event-Based Lock-Out Period
The General Counsel or Governance & Securities determines if any material nonpublic information or events are cause for an Event-Based Lock-Out Period.
The General Counsel and Governance & Securities consider the following factors when determining whether to institute an Event-Based Lock-Out Period:
•Significance of the information to Capital One, including potential financial value and effect on Capital One’s reputation and Securities;
•Significance of the information with respect to the applicable Capital One Business Partner;
•Likelihood of such information or event reaching fruition; and
•Any other facts that the General Counsel or Governance & Securities deems appropriate.
7. ADDITIONAL RESTRICTIONS FOR INSIDERS AND CONTROL GROUP MEMBERS
As stated above, Insiders, Control Group members and their respective Immediate Family Members may only trade during Trading Windows. Insiders and Control Group members also are prohibited from entering into Short Sales and engaging in speculative trading and hedging transactions.
7.1 Short Sales
Short Sales would generally be interpreted by the market as an expectation by the seller that Capital One Securities will decline in value and therefore that the seller has a reduced level of confidence in the Company or its short-term prospects relative to the market. In addition, Short Sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, Short Sales of the Company’s Securities by Insiders or Control Group members are prohibited. In addition, Short Sales by Control Group members would violate Section 16.
7.2 Speculative Trading in Capital One Options or Derivative Securities (Puts, Calls, etc.) and Hedging Transactions
Transactions in publicly traded put or call options, privately negotiated options or other Derivative Securities (other than receipt or exercise of a Company-granted employee stock option) are, in effect, leveraged bets on the short-term movement of the price of Capital One Securities and therefore, if made by an Insider or a Control Group member, may create the appearance that the trading is based on inside information. Such transactions also may focus the Insider or Control Group member’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Insiders and Control Group members in puts, calls or other Capital One Derivative Securities (other than receipt or exercise of a Company-granted employee stock option) are prohibited.
Hedging transactions allow a person to lock in much of the value of his or her holdings by protecting it against downward movements in the price of Capital One Securities. These transactions often take the form of put or call options or other Derivative Securities and may be structured so that the downward protection is provided in exchange for giving up the right to all or part of the potential for upside appreciation in the Security. These transactions would allow an Insider or Control Group member to continue to own the Securities without the full risks and rewards of ownership. As a result, the Insider or Control Group member may no longer have the same objectives as the Company’s other stockholders. Therefore, in addition to the prohibition on speculative trading in Derivative Securities, Insiders and Control Group members are prohibited from entering into hedging transactions regardless whether such transaction would violate the general prohibition above on trading in Derivative Securities.
8. ADDITIONAL RESTRICTIONS FOR CONTROL GROUP MEMBERS
Control Group members must report to the General Counsel or Governance & Securities each trade they make in Capital One Securities in advance of executing such transaction. Control Group members are strongly encouraged to conduct their transactions in Capital One Securities through Trading Plans, described below in Section 9.
8.1 Pre-clearance Requirement
Control Group members are required to contact Governance & Securities at [email address] or the General Counsel to obtain pre-clearance of any proposed transaction in Capital One Securities before taking any steps to effect such a transaction (including the exercise of stock options and Discretionary Transactions). Please see the Securities Law Procedure for additional information on obtaining pre-clearances.
8.2 Prohibition Against Trading Capital One Securities in Discretionary Accounts
If a Control Group member is considering, or has already established, an account managed by a broker or another outside party (such as a Discretionary Account), such Control Group member must place a blanket prohibition on trading in Capital One Securities in that account. Capital One believes this restriction is appropriate for the following reasons:
•As discussed below, Section 16 requires almost real-time reporting of transactions in Capital One Securities by Control Group members. In a Discretionary Account, the Control Group member may not be aware of any trading in Capital One Securities in time to make the required transaction report or other applicable SEC filing.
•A transaction in a Discretionary Account that occurs outside of a Trading Window could expose both the Control Group member and Capital One to allegations of insider trading. Even if a Control Group member is ultimately cleared of liability, even the appearance of impropriety is of high concern to Capital One.
•If a Control Group member engages in market purchases or sales of Capital One Securities through a Discretionary Account, the broker could unintentionally create a Short Swing Trade resulting in liability for the Control Group member.
8.3 Section 16 Reporting
Section 16 requires Control Group members to report most transactions and transfers of Capital One Securities. Although these filings are the responsibility of each Control Group member, Governance &

Securities assists Control Group members in interpreting the applicable rules and making the appropriate filings with the SEC on their behalf unless a Control Group member indicates otherwise. Please see the Securities Law Standard for further information regarding these filings.
8.4 Sales of Stock Under Rule 144
Rule 144 is a safe harbor under the Securities Act that allows “affiliates” to sell Securities without filing a registration statement with the SEC, and places certain conditions on the sale of Securities by an issuer’s "affiliates" in order to qualify for the safe harbor. Control Group members are considered “affiliates” for purposes of Rule 144 and must therefore satisfy Rule 144’s conditions upon any market sale of Capital One Securities, including upon or following the exercise of a stock option. Please see the Securities Law Standard for further information on selling Securities under Rule 144.
8.5 Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur without the consent of the pledgor, in the event of a margin call or foreclosure, a Control Group member who pledges Capital One Securities may not receive timely notice or information about transactions in the Securities in order to make required filings under Section 16. In addition, the margin call or foreclosure could occur at a time when the Control Group member is aware of or has access to material nonpublic information or during a Lock-Out Period, leading to the appearance of impropriety. Control Group members are therefore prohibited from holding Capital One Securities in a margin account or pledging Capital One Securities as collateral for a loan.
9. TRADING PLANS
Although not required by law, Capital One encourages the establishment of Trading Plans by Control Group members and Associates at the Executive Vice President level who wish to create such plans for safe harbor protection and considers the use of Trading Plans as a responsible step for trading in Capital One Securities.
Control Group members and Associates at the Executive Vice President level are strongly encouraged to conduct their transactions in Capital One Securities through Trading Plans. Governance & Securities, on behalf of Capital One, acknowledges Trading Plans that are established by Control Group members and Associates at the Executive Vice President level (and by other Associates as permitted from time to time by Governance & Securities) with Capital One’s stock plan administrator (E*Trade). Trading Plans for Control Group members that are not established with Capital One’s stock plan administrator must be reviewed with members of Governance & Securities and must have pre-clearance prior to execution.
Trading Plans executed by any Control Group member or other Associate must satisfy the requirements listed below:
•The Trading Plan must be entered into and operated in good faith during a Trading Window while the relevant individual is not aware of and does not have access to material nonpublic information concerning Capital One.

•The Trading Plan must provide for a Cooling-Off Period between the execution of the plan and the date of the potential execution of the first market transaction under the plan.
•The Trading Plan must cover a trading period of at least six months, terminate no more than two years from the date of execution and provide for a minimum of two separate trades.
•Trades must take place exactly as specified in the Trading Plan. The contracting Control Group member or Associate cannot deviate from the Trading Plan or its instruction and cannot enter into corresponding or hedging positions. In addition, any person exercising influence pursuant to the Trading Plan, including the broker executing the trade, must not have material nonpublic information when exercising such influence.

•Amendments to and early terminations of Trading Plans are only permitted under exceptional circumstances. Such amendments and early terminations are limited to no more than one time per year, must be approved by the General Counsel, and require a pre-clearance from Governance & Securities. A mandatory Cooling-Off Period shall apply between the date of the amendment or early termination and the date of the first market trade thereafter, whether or not under the amended or subsequent Trading Plan.
•Trades outside of a Trading Plan relating to Securities that are subject to the Trading Plan are prohibited.
•Due to Short Swing Trading considerations, Control Group members may engage in transactions of Securities that are not subject to a Trading Plan only if those transactions are “same way” transactions as provided for under any existing Trading Plan (e.g., only sales if the Trading Plan provides for sales).
•An additional Trading Plan may not be entered into as long as an existing Trading Plan with any open orders is in effect.
The General Counsel may grant exceptions to these restrictions on Trading Plans. The General Counsel must report, at least annually, any such exceptions to the Board of Directors.
10. INFORMATION AND COMMUNICATION
All Associates are required to complete training on the Securities Law Policy every 12-24 months. At least annually, the Control Group must receive a review of the insider trading rules. This review may be provided by the General Counsel, a designee of the General Counsel, or by Computer Based Training. The General Counsel, a designee of the General Counsel, or Governance & Securities must receive an annual acknowledgement of this review from each Control Group member. The General Counsel or Governance & Securities will also review any changes in applicable reporting requirements with the Control Group as necessary or appropriate.
In addition, Governance & Securities shall annually require that Control Group members review, complete, and execute a Director and Officer Questionnaire that contains an annual reconciliation of the holdings in Capital One Securities that each Control Group member beneficially owns and a confirmation of the transactions by each Control Group member in Capital One Securities completed during the calendar year.
If you have any doubt as to your responsibilities under this Policy, you must seek clarification and guidance from Governance & Securities at [email address] or the General Counsel before acting.

Escalation
Governance & Securities monitors compliance with this Policy and reports instances of non-compliance by members of the Control Group to the General Counsel in accordance with the Monitoring Plan.

Definitions
Associate: an employee of Capital One Financial Corporation or any of its subsidiaries or affiliates. References to “Associate” in this Policy include (i) contractors or consultants of Capital One who are aware of or have access to material nonpublic information concerning any company through their Capital One role; and (ii) any member of the Control Group who is not also an employee of Capital One Financial Corporation or any of its subsidiaries or affiliates, except in each case where the context requires otherwise.
Board of Directors: the Board of Directors of Capital One Financial Corporation.
Capital One or the Company: Capital One Financial Corporation, its subsidiaries and its affiliates.
Capital One Business Partner: company with which Capital One does or proposes to do business.
Cash Exercise: a payment of cash for the exercise price of a stock option.
Cashless Exercise: the sale of some or all of the Stock obtained upon exercise of a stock option to cover the exercise price, taxes and broker fees on the underlying stock option.
Control Group: each member of the Board of Directors and each “officer” (as such term is defined in Section 16) of Capital One, as determined by resolution of the Board of Directors.
Cooling-Off Period: with respect to Control Group members, the period which begins with the execution, amendment, or early termination of a Trading Plan and ends with the later of (i) ninety (90) days thereafter or (ii) two (2) business days following filing of a Form 10-Q or 10-K covering the financial reporting period during which the plan was adopted or modified, but in no event later than one hundred twenty (120) days. With respect to Associates other than Control Group members, the period which begins with the execution, amendment, or early termination of a Trading Plan and ends thirty (30) days thereafter.
Derivative Security: any option, warrant, convertible security, restricted stock unit, stock appreciation right or similar right with an exercise or conversion privilege at a price related to Stock, or similar Securities with a value derived from the value of a Security issued by Capital One.
Discretionary Account: account managed by an outside broker or other party where transactions in Securities may be executed by the broker or other party at the discretion of such broker or other party.
Discretionary Transaction: a transaction in Stock that results from an Associate’s election to purchase, sell or move shares (including enrollment or termination of enrollment in, or making a change in the participation level) under Capital One’s Stock Fund of the Associate Savings Plan, Associate Stock Purchase Plan, Dividend Reinvestment Plan and any other deferral or savings plans. This includes all discretionary intra-plan transfers, cash withdrawals and loans that affect the balance of Stock in any of these plans, other than such transactions that are made in connection with the Associate’s death, disability, retirement or termination of employment.

Downstreaming: process by which Insiders provide for the distribution of the Quarterly Lock-Out Period notices to other Associates as described in Section 5.1 of this Policy.
Event-Based Lock-Out Period: period of prohibition for certain individuals on trading in the Securities of Capital One or Securities issued by a Capital One Business Partner that is caused by awareness of or access to material nonpublic information of Capital One or the Capital One Business Partner. Each Event-Based Lock-Out Period will last for a limited period of time.
Exchange Act: the Securities Exchange Act of 1934, as amended.
General Counsel: the General Counsel of Capital One Financial Corporation.
Governance & Securities: group comprising the Managing Vice President, Chief Counsel, Governance & Securities, and certain members of her or his team who assist with and monitor compliance with this Policy, including assisting Control Group members in preparing and filing SEC forms.
Immediate Family Member: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling and in-law, including any adoptive relationships, of an Associate and living in such Associate’s household; anyone else who lives in an Associate’s household and any family members who do not live in an Associate’s household but whose transactions in Capital One Securities are directed by the Associate or are subject to the Associate’s influence or control.
Insider: each Associate that (i) serves at the Senior Vice President level and above (other than the Control Group), (ii) reports directly to a Control Group member or (iii) is otherwise determined by the General Counsel to be an Insider and receives the Quarterly Lock-Out Period notice directly from Governance & Securities.
Lock-Out Period: any of an Event-Based Lock-Out Period, Quarterly Control Group Lock-Out Period or Quarterly Lock-Out Period.
Policy: this Securities Law Policy.

Quarterly Compliance Memo: This is a memorandum that Governance & Securities prepares each quarter that includes a summary of any Lock-Out Period violations and a description of other monitoring activities as described in the Monitoring Plan.
Quarterly Control Group Lock-Out Period: period lasting approximately 60 to 65 days, starting on the fifteenth day of the second month in a fiscal quarter and ending at the start of the second business day following the public release of quarterly or annual earnings (by press release or SEC filing, whichever is earlier).
Quarterly Lock-Out Period: period lasting approximately 30 to 35 days, starting on the fifteenth day of the last month in a fiscal quarter and ending at the start of the second business day following the public release of quarterly or annual earnings (by press release or SEC filing, whichever is earlier).
Restricted Securities: Securities acquired directly or indirectly from Capital One or from an affiliate in a transaction or chain of transactions not involving a public offering.
Rule 10b5-1: Rule 10b5-1 of the general rules and regulations under the Exchange Act.
Rule 144: Rule 144 of the general rules and regulations under the Securities Act of 1933, as amended.
SEC: U.S. Securities and Exchange Commission.

Security: any instrument representing an equity interest, a debt agreement or the rights to acquire such interest, and includes common stock, preferred stock, debt and Derivative Securities.
Section 16: Section 16 of the Exchange Act.
Securities & Finance File Room: the virtual document repository maintained in the Google Shared Drive entitled [Drive Name].
Short Sale: sale of a Security not owned by the seller or, if owned, not delivered in a timely manner. A Short Sale includes the borrowing of Securities by the seller's broker for the seller's account and delivering the borrowed Securities to the buyer's broker.
Short Swing Trade: a purchase and sale, or sale and purchase, of Capital One’s Securities within a period of less than six months where at least one of the transactions does not meet an applicable exemption under Section 16. Short Swing Trades can result in significant liability and penalties for Control Group members under Section 16.
Stock: common stock of Capital One Financial Corporation.
Trading Plan: a contract or written plan for the purchase or sale of Capital One Securities designed to satisfy the requirements of Rule 10b5-1(c) and entered into at a time when the contracting Associate did not possess material nonpublic information about Capital One.
Trading Window: period during which an Associate, Insider or Control Group member, as applicable, is not subject to a Lock-Out Period and otherwise is not aware of or does not have access to material nonpublic information about Capital One or a Capital One Business Partner.